Exhibit 10.28

LTIAP Award

FEDERAL REALTY INVESTMENT TRUST

RESTRICTED SHARE AWARD AGREEMENT

(Award under the Federal Realty Investment Trust

2003 Long Term Incentive Award Program)

                    , 200

The parties to this Restricted Share Award Agreement (this “Agreement”) are Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”), and             , an individual employee of the Trust (the “Key Employee”).

The Board of Trustees of the Trust (the “Board of Trustees”) has authorized the award by the Trust to the Key Employee, under the Trust’s 2001 Long-Term Incentive Plan (the “Plan”) of a Restricted Share Award for a certain number of shares of beneficial interest of the Trust (the “Shares”), subject to certain restrictions and covenants on the part of Key Employee. The parties hereto desire to set forth in this Agreement their respective rights and obligations with respect to such Shares.

Capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan. The terms of the Plan are incorporated by reference as if set forth herein in their entirety. To the extent this Restricted Share Award Agreement is in any way inconsistent with the Plan, the terms and provisions of the Plan shall prevail.

In consideration of the covenants set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Award of Restricted Shares.

(a) The Trust hereby confirms the grant to the Key Employee, as of                             , 200   (the “Grant Date”), of                              (        ) Shares (the “Restricted Shares”), subject to the restrictions and other terms and conditions set forth herein and in the Plan.

(b) On or as soon as practicable after the Grant Date, the Trust shall cause one or more stock certificates representing the Restricted Shares to be registered in the name of the Key Employee. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Board of Trustees or any committee thereof may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are listed and any applicable federal or state securities law, and the Trust may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

The certificate or certificates representing the Restricted Shares shall be held in custody by the Chief Financial Officer of the Trust until the Restricted Period (as hereinafter defined in Paragraph 3) with respect thereto shall have lapsed. Simultaneously with the execution and delivery of this Agreement, the Key Employee shall deliver to the Trust one or more undated stock powers endorsed in blank relating to the Restricted Shares. The Trust shall deliver or cause to be delivered to the Key Employee or, in the case of the Key Employee’s death, to the Key Employee’s beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, as to which the restrictions shall have expired. Upon forfeiture, in accordance with Paragraph 4, of all or any portion of the Restricted Shares, the certificate or certificates representing the forfeited Restricted Shares shall be canceled.

2. Restrictions Applicable to Restricted Shares.

(a) Beginning on the Grant Date, the Key Employee shall have all rights and privileges of a stockholder with respect to the Restricted Shares, except that the following restrictions shall apply:

(i) none of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or in the Committee’s discretion, pursuant to a domestic relations order within the meaning of Rule 16a-12 of the Securities Exchange Act of 1934, as amended) during the Restricted Period (as hereinafter defined in Paragraph 3);

(ii) all or a portion of the Restricted Shares may be forfeited in accordance with Paragraph 4; and

(iii) any Shares distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held in the same manner as the Restricted Shares with respect to which they were distributed.

(b) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Agreement shall be null, void and ineffective. As the restrictions set forth in this Paragraph 2 hereof lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of this Agreement.

3. Restricted Period.

(a) The restrictions set forth in Paragraph 2 shall apply for a period (the “Restricted Period”) from the Grant Date until such Restricted Period lapses as follows:

(i) with respect to                                          (        ) Restricted Shares, the Restricted Period shall lapse on                             , 200  ;

(ii) with respect to an additional                                          (        ) Restricted Shares, the Restricted Period shall lapse on                             , 200  ; and

(iii) with respect to the remaining                                          (        ) Restricted Shares, the Restricted Period shall lapse on                             , 200  ;

provided, however, that the Restricted Period for any particular Restricted Shares shall not lapse on the date set forth above unless the Key Employee has tendered to the Trust, on or before that date, the amount of any state and federal withholding tax obligation which will be imposed on the Trust by reason of the lapsing of the Restricted Period for such Restricted Shares on that date.

(b) Notwithstanding the foregoing and subject to the proviso below, the Restricted Period shall lapse as follows:

(i) as to all Restricted Shares in the event of the death or Disability of the Key Employee;

(ii) as to: (A) 50% of the then unvested Restricted Shares in the event of the Key Employee’s retirement on or after the Key Employee reaches the age of 58 but before the Key Employee reaches the age of 62; (B) 75% of the then unvested Restricted Shares in the event of the Key Employee’s retirement on or after the Key Employee reaches the age of 62 but before the Key Employee reaches the age of 65; and (C) all of the Restricted Shares in the event of the Key Employee’s retirement on or after the Key Employee reaches the age of 65;

(iii) as to all Restricted Shares in the event that the Key Employee is discharged by the Trust without Cause as defined in the Plan;

provided in any case that the Key Employee or his legal representative shall first tender, within ninety (90) days after the death, Disability or discharge without Cause, the amount of any state and federal withholding tax obligation which will be imposed on the Trust by reason of the lapsing of the Restricted Period for such Restricted Shares. For purposes of this Agreement, “Normal Retirement Date” means the date on which the Key Employee terminates active employment with the Trust on or after attainment of age 65, but does not include termination of the Key Employee’s employment by the Trust for Cause, and “Other Retirement Date” means the date, on or after the Key Employee’s attainment of age 55 but earlier than the Key Employee’s Normal Retirement Date, which is specifically approved and designated in writing by the Committee to be the date upon which the Key Employee retires for purposes of the Plan.

(c) Also notwithstanding the foregoing, the Restricted Period shall lapse as to all Restricted Shares if the Key Employee shall incur an Involuntary Termination (as defined in the Plan) during the one year period commencing with the occurrence of a Change in Control, and in such event, the Trust shall deliver or cause to be delivered to the Key Employee within ten (10) business days after the Involuntary Termination one or more stock certificates representing those Shares as to which the Restricted Period shall have lapsed, provided that the Key Employee shall first tender the amount of any state and federal withholding tax obligation which will be imposed on the Trust by reason of the lapsing of the Restricted Period for such Restricted Shares.

4. Forfeiture. If there is a termination of the Key Employee’s Service with the Trust for any reason, then all rights of the Key Employee to any and all then-remaining Restricted Shares, after giving application to Paragraphs 3(a), (b), and 3(c), shall terminate and be forfeited. In addition, in the event the Key Employee or his legal representative fails to tender to the Trust any required tax withholding amount in accordance with Paragraphs 3(a), 3(b), or 3(c) above by the date specified therein, then the Trust shall retain a portion of the Restricted Shares sufficient to meet its tax withholding obligation.

5. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Key Employee and the assigns and successors of the Trust, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Key Employee.

6. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. This Agreement may be amended at any time by written agreement of the parties hereto.

7. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Maryland other than the conflict of laws provisions of such laws, and shall be construed in accordance therewith.

8. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

9. Continued Employment. This Agreement shall not confer upon the Key Employee any right with respect to continuance of employment by the Trust.

10. Certain References. References to the Key Employee in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Key Employee’s executors or the administrators, or the person or persons to whom all or any portion of the Restricted Shares may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

11. Section 83(b) Election. The Key Employee acknowledges that it is the Key Employee’s sole responsibility, and not the Trust’s, to file a timely election under section 83(b) of the Internal Revenue Code, of 1986, as amended. The Key Employee acknowledges that he or she is relying on his or her own advisors with respect to the decision as to whether or not to file any section 83(b) election.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be duly executed and the Key Employee has hereunto set his hand effective as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
	Title:	Chairman, Compensation Committee

WITNESS:	KEY EMPLOYEE